SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commission Only
[X] Definitive Proxy Statement              (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials     [ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

 ....................Universal Stainless & Alloy Products, Inc..................
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         ....................................................................
         2) Aggregate number of securities to which transaction applies:
         ....................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ....................................................................
         4) Proposed maximum aggregate value of transaction:
         ....................................................................
         5) Total fee paid:
         ....................................................................
[  ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         ....................................................................
         2) Form, Schedule or Registration Statement No.:
         ....................................................................
         3) Filing Party:
         ....................................................................
         4) Date Filed:
         ....................................................................


473873.1

                                [GRAPHIC OMITTED]
                   Universal Stainless & Alloy Products, Inc.
                                600 Mayer Street
                         Bridgeville, Pennsylvania 15017




April 1, 1997



Dear Stockholders:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Wednesday, May 21, 1997, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Meeting. I urge you to review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

/s/ Clarence M. McAninch

Clarence M. McAninch
President and Chief Executive Officer

                                [GRAPHIC OMITTED]
                   Universal Stainless & Alloy Products, Inc.
                                600 Mayer Street
                         Bridgeville, Pennsylvania 15017




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 21, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 21, 1997, at 10:00 a.m., local time, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, for the following purposes:

1) To elect six persons to the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders;

2) To ratify the appointment by the Board of Directors of the firm of Price Waterhouse LLP as independent auditors for the year ending December 31, 1997; and

3) To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

Stockholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on March 27, 1997, the record date fixed by the Board of Directors for such purpose. A list of persons who were stockholders as of that time and date will be available at the Annual Meeting and, during the ten days prior to the Annual Meeting, at the Company's principal office. Those persons may vote in person or by proxy.

A Proxy Statement and form of proxy are enclosed herewith. The Annual Report to the stockholders of the Company for the year ended December 31, 1996, including financial statements, is enclosed, but is not part of the proxy solicitation materials. If you are unable to attend the Annual Meeting in person, you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope that requires no postage if mailed within the United States. If you attend the Annual Meeting in person, you may revoke your proxy and vote your shares.

By Order of the Board of Directors,

/s/  Paul A. McGrath

Paul A. McGrath
Director Employee Relations, General Counsel, and Secretary

Bridgeville, Pennsylvania
April 1, 1997


You are cordially invited to attend the Annual Meeting. If you do not expect to attend, please fill in, sign and return the enclosed form of proxy in the enclosed prepaid envelope as promptly as possible.

                                                                   April 1, 1997

                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                600 MAYER STREET
                         BRIDGEVILLE, PENNSYLVANIA 15017

                        -------------------------------------

                                 PROXY STATEMENT
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 1997

                         ------------------------------------


                               GENERAL INFORMATION


This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation, by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of stockholders to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 21, 1997, at 10 a.m., local time, and at any adjournment or adjournments thereof (the "Annual Meeting"). The close of business on March 27, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 27, 1997, the Company had outstanding 6,283,734 shares of Common Stock, $.001 par value per share (the "Common Stock"), the holders of which are entitled to one vote per share.

The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by Directors, officers and employees of the Company, without any compensation, other than their regular compensation as Directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

It is proposed that at the Annual Meeting: (1) six members of the Board of Directors be elected for the ensuing year, and (2) the reappointment by the Board of Directors of the independent accountants of the Company for the year ending December 31, 1997, be ratified.

The Company is not aware at this time of any other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters with their best judgment.

Proxies are solicited by the Board of Directors of the Company to provide every stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the stockholder attends the Annual Meeting in person. The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

The holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy at the Annual Meeting to constitute a quorum for the purpose of transacting business at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. If no specification is made, signed proxies will be voted "FOR" the election of the Director nominees listed below and approval of the other proposal set forth in the Notice of Annual Meeting of the Stockholders of the Company.

Since the proxy confers discretionary authority to vote upon other matters that properly may come before the Annual Meeting, shares of Common Stock represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or person voting the proxies on any other matters that properly may be brought before the Annual Meeting. If a stockholder wishes to give a proxy to someone other than those designated on the proxy card, he or she may do so by crossing out the names of the designated proxies and by then inserting the name of other persons. The signed proxy card should be presented at the Annual Meeting by the person(s) representing the stockholder.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal (other than with regard to the election of Directors) has been approved.

With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect.

The date of this Proxy Statement is April 1, 1997, the approximate date on which the Proxy Statement and form of proxy were first sent or given to the stockholders.

A copy of the Company's Annual Report is being provided to each stockholder of the Company along with this Proxy Statement. Additional copies of the Annual Report or the Company's Annual Report on Form 10-K for the year ended December 31, 1996 may be obtained without charge by writing to Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, Pennsylvania 15017,
Attention: Secretary.



                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of seven Directors, the current term of each of whom will expire at the conclusion of the Annual Meeting. The number of Directors that will serve on the Company's Board of Directors will be reduced to six after the Annual Meeting.

Each nominee for Director, named below, has consented to being named as a nominee and has agreed to serve as a Director if elected. If elected, each Director will serve for a term of one year or until the next Annual Stockholders Meeting. However, if any of the nominees are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for a substitute or substitutes, unless the Board of Directors chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any nominee for Director named herein unavailable.

Other than Mr. Bowman, each nominee for Director who is currently serving on the Company's Board of Directors was elected to his or her present term of office at the 1996 Annual Meeting. Mr. Bowman was elected by the unanimous consent of the members of the Board of Directors to fill the vacancy created by the increase in the size of the Board of Directors in October 1996. Mr. DeCola has determined not to stand for reelection as a member of the Board of Directors. Ms. Gadiesh, who has served as a member of the Board of Directors since October 1994, has decided not to stand for reelection because her international duties as Chairman of the Board of Bain & Company demand all of her time and attention. Mr. Dunn, who has not previously been a member of the Board of Directors is recommended for election by the current Board members. The names and biographical summaries of the persons who have been nominated to stand for election at the 1997 Annual Meeting of stockholders appear below.

       The Board of Directors recommends that you vote FOR the election of Messrs. Bowman; Dunn; Keane; McAninch; Toledano; and Wise.

The following information with respect to each nominee and executive officer of the Company has been furnished to the Company by such nominee or executive officer. The ages of the nominees and executive officers are as of March 31, 1997.

Nominees

Clarence M. McAninch, 61, has been President and Chief Executive Officer and a Director of the Company since July 1994. From 1986 to 1990, Mr. McAninch served as Executive Vice President of Reese Steel & Metal Supply Company. From 1990 to 1992, Mr. McAninch served as Vice President, Sales, of Cyclops Steel Manufacturing. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Bradford C. Bowman, 48, has been Chief Operating Officer and a Director of the Company since October 1996. Mr. Bowman served as President and Chief Executive Officer of Sydney Steels from April 1995 to October 1996 and as an independent consultant from September 1994 to April 1995. Prior to September 1994, Mr. Bowman served in various management positions at Slater Steels, including Executive Vice President and Chief Operating Officer.

Douglas M. Dunn, 54, has been Dean of the Graduate School of Industrial Administration, Carnegie Mellon University, since July 1996. Prior to July 1996 Mr. Dunn was employed by AT&T for 26 years, most recently serving as Vice President of Visual Communications and Multimedia Strategy. Mr. Dunn holds a Ph.D. in Business Statistics from the University of Michigan and an MBA and BA from the Georgia Institute of Technology. Mr. Dunn is a Board member of Fisk University, the Greater Pittsburgh Chamber of Commerce, and the Boy Scouts of America. He has also served as Board Chairman of Success by Six in Atlanta and served on the Governor of Georgia's Commission of Effectiveness and Economy, and served as Board Member of the Newark, NJ, Museum and the American Statistical Association.

George F. Keane, 67, has been a Director of the Company since October 1994. Mr. Keane has been Chairman of the Board of Trigen Energy Corporation, a public company listed on the New York Stock Exchange ("Trigen"), since July 1996. Mr. Keane was the founding Chief Executive Officer of the Common Fund and served in that capacity from 1971 until 1993. Mr. Keane has been the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane currently serves on several other boards, including as a director and Chairman of the Board of Trigen; Director, Global Pharmaceutical Corporation, a publicly held pharmaceutical corporation ("Global Pharmaceutical"); Director, United Water Works; Director, Bramwell Funds, Inc., since August 1994 and Trustee of Nicholas-Applegate Investment Trust since January 1993.

Udi Toledano, 46, has been a Director of the Company since July 1994. Mr. Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. Prior to that, he was the President of CR Capital Inc., a private investment company, for more than five years. He has been an advisor to public and private corporations, including manufacturers, retailers and restaurants, none of which competes with the Company. Since April 1995, Mr. Toledano has served as a Director of Global Pharmaceutical. Mr. Toledano also currently serves as Chairman of the Board of Directors of Alyn Corporation, and advanced material supply producer, and HumaScan, Inc., a medical device company, each of which is a public company listed on NASDAQ. Mr. Toledano also served as the President of Pudgie's Chicken, Inc., a national fast food chain. Pudgie's Chicken, Inc. filed a voluntary petition under Chapter 11 of the U. S. Bankruptcy Code in September of 1996.

D. Leonard Wise, 62, has been a Director of the Company since October 1994. Mr. Wise served as the President and Chief Executive Officer of Carolina Steel Corporation from October 1994 to March 1997. From 1988 to 1991, he served as a Director, and from 1990 to 1991, as the Vice Chairman and subsequently as the Chairman and CEO of a corporation now known as WHX Corp., a company listed on the New York Stock Exchange. Mr. Wise has also served as the President and a Director of Slater Industries, Inc., an international specialty steel and metals producing company, listed on the Toronto Stock Exchange from 1986 to 1990.

Executive Officers

Paul A. McGrath, 45, has been General Counsel and Director of Employee Relations since January 1995 and was appointed Corporate Secretary in May 1996. Mr. McGrath was employed by Westinghouse Electric Corporation for approximately 24 years in various management positions. Mr. McGrath is a member of the Bar in Pennsylvania and Connecticut. Mr. McGrath is not a Director of the Company and is not a nominee for election to the Company's Board of Directors at the Annual Meeting.

Richard M. Ubinger, 37, has been Chief Financial Officer and Principal Accounting Officer of the Company since August 1994, and was appointed Assistant Secretary in November 1995 and Treasurer in May 1996. From 1981 to 1994, Mr. Ubinger was employed by Price Waterhouse LLP in its audit department, and he served in the capacity of Senior Manager for Price Waterhouse LLP from 1990 to 1994. Mr. Ubinger is a Certified Public Accountant. Mr. Ubinger is not a Director of the Company and is not a nominee for election to the Company's Board of Directors at the Annual Meeting.

      Unless individual stockholders specify otherwise, each returned Proxy will be voted "FOR" the election to the Board of Directors of the
                Company of each of the six nominees named above.


The Board of Directors

The Board of Directors of the Company held five (5) meetings during the 1996 fiscal year. During the 1996 fiscal year, Ms. Gadiesh missed 75% of the meetings of the Board of Directors. During the 1996 fiscal year, there were no meetings of any of the Committees of the Board of Directors, except as noted below.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee and Compensation Committee. There is no standing nominating committee for Directors. The Executive Committee was dissolved in 1996.

The Audit Committee currently consists of Mr. Keane as Chairman, and Messrs. Toledano and Wise. The Audit Committee reviews, with the Company's independent accountants, the scope and timing of their audit services and any other services they are asked to perform, the independent accountants' report on the Company's financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year. The Audit Committee held five meetings during the 1996 fiscal year.

The Compensation Committee currently consists of Mr. Toledano as Chairman, and Messrs. Keane, McAninch and Wise. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, and, along with the Board of Directors, administers the Company's 1994 Stock Incentive Plan (the "1994 Plan"). The Compensation Committee held one meeting during the 1996 fiscal year.


Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Toledano, Keane, McAninch and Wise. Mr. McAninch is the President and Chief Executive Officer of the Company.


Director Compensation

Members of the Board of Directors of the Company who are employed by the Company presently receive no remuneration for acting as Directors. The Company compensates its non-employee Directors at the rate of $10,000 per year, plus $1,000 for each meeting of the Board of Directors attended. In addition, the Company reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and committee meetings. All of the Company's non-employee Directors, with the exception of Mr. Toledano, waived their Directors' fees until the 1997 Annual Meeting of the Board of Directors.

Certain members of the Board of Directors of the Company are also eligible for the grant of options under the 1994 Plan. During 1996, the Board of Directors amended the 1994 Plan to reduce the number of shares underlying the options granted annually to Directors who are not employees of the Company and do not own in excess of 5% of outstanding Common Stock ("Eligible Directors"). Beginning with the 1997 Annual Meeting, Eligible Directors will be granted an option to purchase 20,000 shares of Common Stock (rather than 30,000 shares of Common Stock, to which Eligible Directors were entitled prior to the reduction) on the first business day following each annual meeting of stockholders of the Company. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. Options granted to Eligible Directors will vest in three annual installments of 33%, 66% and 100%, respectively, beginning on the grant date and on the two successive anniversaries thereof. Options granted to Eligible Directors will expire 10 years from the option grant date. Currently, all the Directors who are not employees of the Company are Eligible Directors.

If a non-employee Director ceases to serve as a Director of the Company, the options that have been previously granted to that Director and that are vested as of the date of such cessation may be exercised by the Director after the date that Director ceases to be a Director of the Company. If a non-employee Director dies while a Director of the Company, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director's estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Messrs. Keane and Wise and Ms. Gadiesh have each received grants of options to purchase 60,000 shares of Common Stock of the Company since December 1994. 33,334 options which were granted to Ms. Gadiesh have not vested and will therefore be forfeited at the time she is no longer a Director of the Company.



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of the Company, as of March 15, 1997, by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and officer of the Company, and (iii) all Directors and officers as a group. Except as otherwise indicated, the Company has been advised that each of the beneficial owners of Common Stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to the shares of Common Stock attributed to such owner below, subject to community property laws where applicable. As of March 15, 1997, the Company had 6,283,734 shares of Common Stock outstanding.

                                                         BENEFICIAL OWNERSHIP(1)
Name                                      Number of Shares     Percent of Total

Bradford C. Bowman (2)(3)                                   0              *
Daniel J. DeCola, Sr. (2)                             254,526           4.05%
Douglas M. Dunn (2)(3)                                      0              *
Futurtec, L.P. (4)(5)                                 330,430           5.26%
Orit Gadiesh (2)(6)                                    26,666             *
George F. Keane (2)(6)(7)                              42,116             *
Clarence M. McAninch (2)                              254,426           4.05%
Udi Toledano (2)(8)                                   274,728           4.37%
Richard M. Ubinger (2)(9)                               6,350             *
Wellington Management Co., LLP (10)(11)               620,000           9.87%
D. Leonard Wise (2)(6)                                 27,666             *
All Officers and Directors as a Group                 881,028          13.83%
                                                   ----------
         (8 persons)

---------------------------

*       Less than 1%.
(1) For purposes of this table, a person or group of persons will be deemed to be the "beneficial owner" of shares of Common Stock if that person or group of persons has the right to acquire shares of Common Stock within 60 days after the date hereof. For purposes of calculating the percentage of Common Stock held by each person named above, any shares of Common Stock that such person has the right to acquire within 60 days after the date hereof are deemed to be outstanding, but not for the purposes of calculating the percentage of any other person.
(2) Address at c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, Pennsylvania 15017. See "Certain Transactions".
(3) Neither directly nor indirectly beneficially owns any shares of Common Stock of the Company.
(4) Address at c/o Futurtec Capital Corp., 111 Great Neck Road, Suite 301, Great Neck, New York 11021.
(5) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares of Common Stock of the Company held by Futurtec, L.P.
(6) Includes 26,666 shares of Common Stock that have vested under options granted pursuant to the Company's policy described under the caption, "Management--Stock Incentive Plan".
(7) Includes 15,000 shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary. Also includes 450 shares of Common Stock owned by Mr. Keane's wife and held through a Keogh plan, with respect to which shares Mr. Keane disclaims beneficial ownership.
(8) Includes shares of Common Stock of the Company owned by Mr. Toledano's wife and a certain trust for the benefit of their minor children. Excludes an aggregate of 30,702 shares of Common Stock owned by certain other members of Mr. Toledano's family, with respect to which shares Mr. Toledano disclaims beneficial ownership. See "Certain Transactions".
(9) Includes 2,500 shares of Common Stock that have vested as of January 10, 1997, under options granted pursuant to the Company's policy described under the caption, "Management--Stock Incentive Plan".
(10) Beneficial ownership information is based on the Schedule 13G filed by Wellington Management Co., LLP, dated February 14, 1997.
(11)    Address at 75 State Street, Boston, Massachusetts 02109.



                              CERTAIN TRANSACTIONS


      General

Battle Fowler LLP. Gerald A. Eppner, Esq., a partner in Battle Fowler LLP, legal counsel to the Company, may be deemed to have an indirect beneficial interest in the shares of Common Stock of the Company owned by Rajah Corp., which as of December 31, 1996 owned greater than 5% of the outstanding shares of Common Stock and was therefore a principal stockholder of the Company. During 1996, the Company paid legal fees and disbursements amounting to approximately $148,747 to Battle Fowler LLP for legal services rendered to the Company.


                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company (hereinafter referred to as the named executive officers) for the fiscal year ended December 31, 1996:


SUMMARY COMPENSATION TABLE (1)

                                                               Annual Compensation
                                                  -----------------------------------------------
                                                                                                   Long-Term
                                                                                                 Compensation
                                                                                 Other Annual       Awards         All Other
Name and Principal Position              Year      Salary ($)    Bonus ($)     Compensation ($)   Options (#)     Compensation
                                                                                     (2)                             ($)(3)
-------------------------------------- ---------- ------------- ------------- ----------------------------------------------------

Clarence M. McAninch                    1996          184,517        50,000               7,110                         15,215
   President and CEO                    1995          168,080        18,000               4,761                         15,215
                                        1994           58,154                             5,414                         16,210

Bradford C. Bowman                      1996 (4)       29,364        10,000                           40,000
   Chief Operating Officer              1995
                                        1994

Daniel J. DeCola, Sr.                   1996          134,001                             1,773                          4,515
   Vice President, Operations           1995          128,153        13,400               1,187                          4,515
                                        1994           46,385                             1,566                          4,690

Richard M. Ubinger                      1996           87,402        35,000
   Chief Financial Officer,             1995           81,058        26,000                           20,000               960
     Principal Accounting Officer,      1994 (5)
       Assistant Secretary, and
Treasurer


---------------------------

(1)      As to the columns omitted, the answer is none.
(2) The amounts represent reimbursement for the payment of taxes Messrs. McAninch and DeCola related to life insurance policies in the amount of $2.0 million in which the beneficiaries are their respective spouses. The dollar value of perquisites paid to each of the named executive officers does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3) For 1996 and 1995, represents (i) contributions to the Company's 401(k) retirement plan of $960 for Messrs. McAninch, DeCola and Ubinger, respectively; (ii) value of life insurance premiums paid by the Company for term life insurance of $14,255 for Mr. McAninch and $3,555 for Mr. DeCola. For 1994, represents the value of life insurance premiums paid by the Company for term life insurance of $16,210 for Mr. McAninch and $4,690 for Mr. DeCola.
(4) Mr. Bowman joined the Company as Chief Operating Officer on October 15, 1996 at an annual salary of $175,000.
(5) Mr. Ubinger's annual compensation in 1994 was less than $100,000 and has been omitted.


Stock Options

The following table contains information concerning the grant of stock options for the fiscal year ended December 31, 1996 to the named executive officers:


                                             OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants                                      % of Total
                                                     Options Granted
                                                     to Employees in    Exercise or
                                        Options      Fiscal Year (2)     Base Price                           Grant Date
Name                                  Granted (1)                      Per Share (3)    Expiration Date   Present Value (4)
--------------------------------------------------- ------------------ --------------- ------------------ -------------------

Bradford C. Bowman                        40,000            100%       $       8.25           10/15/06    $       188,387

---------------------------



(1) Options granted under the 1994 Plan during fiscal 1996. Options are granted at fair market value at date of grant exercisable in a series of three (3) equal and successive annual installments over the optionee's period of service with the Company, measured from the grant date, with The first installment exercisable one year from the grant date. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's termination of employment with the Company.
(2) A total of 40,000 options were granted to employees, including executive officers, for the fiscal year ended December 31, 1996.
(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or in a combination of cash and stock. The Compensation Committee (the "Committee") may permit payment of all or part of applicable withholding taxes due upon exercise of the option by withholding of shares, valued at the fair market value of the Company's Common Stock on the date of exercise, otherwise issuable upon exercise of the option. The Committee may also grant options in exchange for the cancellation of options previously granted and the purchase price of shares subject to such new options, which will be as determined by the Committee, and may be lower than the exercise price of the canceled options.
(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk-free rate of return of 6%, no dividend yield, time of exercise of 5 years, and annualized volatility of 60% (based on historical stock prices since December 14, 1994, the date of the Company's initial public offering.)



                                              Fiscal Year End Option Values1
                                         Number of Securities Underlying            Value of Unexercised In-the-Money Options
                                    Unexercised Options at December 31, 1996                  at December 31, 19962
Name                                        Exercisable/Unexercisable                       Exercisable/Unexercisable
                                    ------------------------------------------      -------------------------------------------

Clarence M. McAninch                                   0/0                                            $ 0/0
Bradford C. Bowman                                  0/40,000                                      $ 0/20,000.00
Daniel J. DeCola, Sr.                                  0/0                                            $ 0/0
Richard M. Ubinger                                6,250/13,750                                        $ 0/0



-----------------------------------------------
1.   No options were exercised in 1996.
2. Represents (i) the number of shares of Common Stock underlying options (including options the exercise price of which was more than the market value of the underlying securities) multiplied by (ii) the market price at December 31, 1996 of $8.75 minus the exercise price.

Employment Agreements

In 1994, each of Clarence M. McAninch and Daniel J. DeCola, Sr., entered into a four-year employment agreement with the Company for the position of President and Chief Executive Officer, in the case of Mr. McAninch, and Vice President, Operations, in the case of Mr. DeCola. Mr. McAninch's and Mr. DeCola's employment agreements provide for a base annual salary of $180,000 and $134,000, respectively, which may be increased annually at the discretion of the Board of Directors, as well as a customary benefits package. At the Company's option, the term of each of Messrs. McAninch's and DeCola's employment agreement may be extended for one additional year. Each of the employment agreements provides that the Company cannot terminate the employment of Messrs. McAninch and DeCola, respectively, without cause prior to August 15, 1997. In the event the Company were to terminate the respective employment agreements without cause prior to August 15, 1997, Messrs. McAninch and DeCola would be entitled to bring an arbitration proceeding against the Company for damages, and if either were terminated without cause after that date, Messrs. McAninch and DeCola, respectively, would be entitled to receive his base salary for the remainder of the term of his employment agreement. Each of the employment agreements of Messrs. McAninch and DeCola prohibits either employee from (i) competing with the Company for one year following his termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner. The Company has purchased key man life insurance policies, of which the Company is the sole beneficiary, on the lives of each of Messrs. McAninch and DeCola, providing $2.0 million in coverage, respectively.

On October 15, 1996, Bradford C. Bowman accepted employment with the Company for the position of Chief Operating Officer. Mr. Bowman's employment contract provides for an annual base salary of $175,000, the grant of 40,000 stock options at the time of employment, 20,000 stock options on the first anniversary date of his employment contract, a customary benefits package and a relocation allowance. Mr. Bowman was granted a life insurance policy in an amount equal to his annual base salary. In addition, Mr. Bowman may be entitled to an annual bonus determinable at the discretion of the Compensation Committee. In the event the Company were to terminate Mr. Bowman's employment without cause prior to October 15, 1997, Mr. Bowman would be entitled to one year salary plus any unpaid bonus earned up to the time of termination plus standard medical benefits for one year.

Stock Disposition Agreements

On July 28, 1994, the Company entered into individual Management Stock Disposition Agreements (collectively referred to as "MSDA") with both Clarence
M. McAninch, President and Chief Executive Officer of the Company, and Daniel J. DeCola, Sr., Vice President, Operations of the Company (the "Managers"), all in connection with the merger of a predecessor company into the Company. The MSDAs grant to the Company the option to purchase certain shares of Common Stock owned by the Managers upon cessation of employment of either or both of Messrs. McAninch or DeCola. The MSDAs provide, among other things, that upon the termination of employment prior to July 1997 of either Messrs. McAninch or DeCola, the Company has the right to purchase from the Manager whose employment is so terminated up to 60% of the shares of Common Stock held by that person if his employment is terminated during the first year of the respective agreement, 40% during the second year of the respective agreement, and 20% during the third year of the respective agreement, in each case at the original purchase price of $.007 per share paid by that person. As of December 31, 1996, the maximum number of shares of Common Stock subject to repurchase under the MSDA was 122,400 shares of Common Stock for each of Messrs. McAninch and DeCola in the aggregate.



                        REPORT ON EXECUTIVE COMPENSATION


Introduction

The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Toledano (Chairman), Keane, McAninch, and Wise, all of which are Directors of the Company. The Committee is responsible for the establishment and oversight of the Company's executive compensation programs. The following report of the Committee discusses generally the Company's executive compensation objectives and policies and their relationship to the Company's performance in 1996.

Executive Compensation Philosophy and Objectives

The Company's executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. The Company seeks to increase management ownership of the Company and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of the Company's executive compensation programs for appropriateness and competitiveness.

The Company's compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as the Company. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with the Company's executive compensation objectives, the Company's compensation for its senior management, including Clarence M. McAninch, the Company's Chief Executive Officer, consists of three components: an annual base salary, annual incentive awards and long-term incentive awards. During the year ended December 31, 1996, and currently, the Company's compensation of its senior executives consisted of cash bonuses, tied to executive performance, position level and/or continuing employment, and ownership of the Company's Common Stock. The Company encourages stock ownership to create in management a true ownership point of view and further to align executive and stockholder interests.

Executive officers have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary. Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee's position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly sized companies. Within this salary range, an executive's initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on the Company's performance, the individual executive's contribution to that performance, prevailing industry norms and the Committee members' knowledge and experience. Other than Messrs. McAninch, Bowman, Ubinger and DeCola, no officer or employee of the Company is receiving, or is entitled to receive, annual base compensation in excess of $100,000.

Annual Incentive Awards. The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs. McAninch, Bowman, and DeCola may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive's base annual salary.

Long-term Incentive Awards. Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of the Company under the 1994 Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive's outstanding options

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code") limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive, for taxable years beginning after December 31, 1993. The Compensation Committee has determined that it is unlikely that the Compensation Committee would require the Company to pay any amounts in 1997 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.


The Compensation Committee
Udi Toledano (Chairman)
George F. Keane
Clarence M. McAninch
D. Leonard Wise


Performance Measurement Comparison*

Because the Common Stock is registered under Section 12 of the Exchange Act, the rules and regulations of the Securities and Exchange Commission (the "SEC") require the presentation of a line graph comparing the yearly percentage change in the Company's cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that the Company believes is relevant to a comparative understanding of its performance.

The peer group selected by the Company includes the following companies:
Allegheny Teledyne Inc. (the successor by merger to Allegheny Ludlum Corp.), Carpenter Technology Corp., J&L Specialty Steel, Inc., Republic Engineered Steels, Inc., Armco Inc., and The Timken Company (collectively, the "Peer Group").

----------------

* The material in this report is not "solicitation material," is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The Peer Group consists of a number of publicly-traded companies that have some similarity to the Company. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with the Company. The operating results of members of the Peer Group are generally readily available to the public.



                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                PERFORMANCE GRAPH

                  Performance graph (the "Graph"), compares five (5) year cumulative total returns among the Company, the Peer group index
("Peer") and the NASDAQ index ("NASDAQ"). The Graph assumes $100 invested on December 14, 1994 with dividends reinvested. 1994:
the Company 109.09; Peer 105.94; NASDAQ 100.09. 1995: the Company
128.79; Peer 115.29; NASDAQ 129.83. 1996: the Company 106.06;
Peer 105.21; NASDAQ 161.33.



                                 PROPOSAL NO. 2
                     RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has selected Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1997, and has directed that the selection of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting.

Price Waterhouse LLP has served as the Company's independent accountants since July 1994. No consultations on accounting or reporting matters were made with Price Waterhouse LLP prior to their engagement, nor was Price Waterhouse LLP retained subject to their opinion on any accounting or reporting matter.

Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board of Directors is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting to respond to stockholder questions and will have an opportunity to address the meeting if they so desire.

  The Board of Directors recommends that stockholders vote FOR the approval of Price Waterhouse LLP as independent accountants of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires certain officers of the Company and its Directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ Stock Market, and the Company.

Based solely upon the Company's review of the reports and representations provided to it by persons required to file reports under Section 16(a), the Company believes that during 1996, all of the Section 16(a) filing requirements applicable to the Company's reporting officers, Directors and greater than 10% beneficial owners were properly and timely satisfied except that Mr. Ubinger inadvertently reported one transaction late.


                              STOCKHOLDER PROPOSALS

The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14 of the Exchange Act. In accordance with the regulations issued by the SEC, stockholder proposals intended for presentation at the 1998 Annual Meeting of stockholders must be received by the Company at 600 Mayer Street, Bridgeville, Pennsylvania 15017, no later than December 15, 1997, if such proposals are to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of stockholders. Each proposal submitted should include the full and correct name and address of the stockholder(s) making the proposal, the number of shares beneficially owned and the date of their acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The stockholder or his or her representative must appear in person at the Annual Meeting and must present the proposal, unless he or she can show good reason for not doing so.



                                  OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

/s/ Paul A. McGrath

Paul A. McGrath
Director Employee Relations, General Counsel and Secretary

Bridgeville, Pennsylvania
April 1, 1997

                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.


    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON MAY 21, 1997


        The undersigned hereby appoints Clarence M. McAninch and Bradford C. Bowman, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 21, 1997, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

                  (Continued and to be signed on reverse side.)



                                                                         SEE
                                                                       REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------


----------    Please mark your
    X         votes as in this
----------    example



             THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES
                          "FOR" EACH OF THE FOLLOWING:


                              FOR     WITHHELD Nominees:    Bradford C. Bowman
1.  Election of Directors.   /   /    /   /                 Douglas M. Dunn
                                                            George F. Keane
                                                            Clarence M. McAninch
                                                            Udi Toledano
                                                            D. Leonard Wise


For, except vote withheld for the following nominee(s):

------------------------------------------------------

2.   Approval of Price Waterhouse L.L.P. as Independent Auditors.

                                                   FOR      AGAINST     ABSTAIN
                                                   /  /     /  /         /  /

3.   OTHER MATTERS:                               /  /      /  /         /  /
     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof

The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

SIGNATURE (title, if any)                             DATE               , 1997
                         ----------------------------      -------------
SIGNATURE (if held jointly)                           DATE               , 1997
                           --------------------------      --------------

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

471268.1